Exhibit 10.18

September 14, 2018

The RMR Group LLC
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458 Attention: President

RE:    Management Agreements with The RMR Group LLC

Dear Mr. Portnoy:

Reference is made to (i) the Agreement and Plan of Merger (the “Merger Agreement”) by and among Government Properties Income Trust (“GOV”), GOV MS REIT, a wholly owned subsidiary of GOV (“Merger Sub”), and Select Income REIT (the “Company”), providing for, among other things, the merger of the Company with and into Merger Sub, with Merger Sub being the surviving entity in the merger (the “Merger”); (ii) the Second Amended and Restated Business Management Agreement (the “BMA”), dated June 5, 2015, between the Company and The RMR Group LLC (the “Manager”) and (iii) the Amended and Restated Property Management Agreement (the “PMA”), dated June 5, 2015, between the Company and the Manager.
In connection with the Company’s entry into the Merger Agreement, on and subject to the terms set forth in this letter agreement, the Company gives the Manager notice of the Company’s termination “for convenience” of the BMA pursuant to Section 18(a)(i) thereof and the PMA pursuant to Section 7(a)(i) thereof effective as of the close of business on the date the Merger is consummated.
Pursuant to Section 18 of the BMA and Section 7 of the PMA, upon the effectiveness of the termination of such agreement “for convenience,” the Company is required to pay to the Manager the “Full Termination Fee” (as defined in such agreements). By the execution and delivery of this letter agreement by the Company and the Manager, on and subject to the terms and conditions hereof, the Manager (i) agrees to accept termination of the BMA and PMA “for convenience” effective upon consummation of the Merger set forth in the preceding paragraph and (ii) agrees to waive any and all right to receive payment of any “Full Termination Fee” under the BMA or the PMA resulting from the termination of the BMA or PMA upon consummation of the Merger; it being expressly understood and agreed that the notice of termination, termination and waiver provided for herein apply only in respect of the Merger and will not apply in respect of any Competing Proposal or Superior Proposal (as those terms are defined in the Merger Agreement) or to any other transaction or arrangement. For the avoidance of doubt, the Company and the Manager also agree that if the Merger is consummated before or after December 31, 2018, the pro rata portion of any Incentive Fee (as defined in the BMA) owed in respect of the portion of 2018 (in the case of consummation before December 31, 2018) or 2019 (in the case of consummation after December 31, 2018) that preceded termination of the BMA shall be calculated by multiplying the Incentive Fee determined in accordance with Section 19 of the BMA by a fraction, the numerator of which is the number of days in such year prior to the consummation of the Merger and the denominator of which shall be 365.
Except as expressly provided herein, this letter agreement shall not amend, modify, alter or waive in any respect any other agreements, rights or obligations of the Company, RMR LLC or others under or in respect of the BMA or the PMA.
This letter agreement shall be null and void and of no further force or effect in the event that (i) the Merger is not consummated on or before June 30, 2019 or (ii) the Merger Agreement is terminated in accordance with its terms.
This letter agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to principles of conflicts of law.

[Signature Page Follows]

Sincerely,

SELECT INCOME REIT

By: /s/ John C. Popeo
John C. Popeo
Chief Financial Officer and Treasurer

Accepted and agreed to as of the date set forth above:
THE RMR GROUP LLC

By: /s/ Matthew P. Jordan
Matthew P. Jordan
Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to the RMR LLC letter Agreement}